EXHIBIT 3



                              NEW ULM TELECOM, INC.

                  AMENDMENT TO THE ARTICLES OF INCORPORATION
                            (EFFECTIVE MAY 26, 2004)

Article III, Section 2 is amended to read as follows:

         Section 2. Except as provided in this section, no person shall beneficially own more than seven percent (7%) of the outstanding capital stock of the Corporation. This restriction as to ownership shall not apply to any stock acquired by the Corporation.

         (a) For the purposes of this Section 2, the term "person" includes a natural person and an organization, as defined in Minnesota Business Corporation Act Section 302A.011, Subd. 19. The terms "ownership," or "own" in this Section 2 shall mean and include "beneficial ownership" as defined in Minnesota Business Corporation Act Section 302A.011, Subd. 41. The term "Excess Shares" shall mean shares beneficially owned or acquired by a person that are in excess of seven percent (7%) of the outstanding capital stock of the Corporation. For purposes of this Section 2, the term "capital stock" refers to common shares of the Corporation.

         (b) A determination as to whether a person's ownership of capital stock of the Corporation includes or constitutes Excess Shares shall be made with reference to the number of shares of common stock outstanding as reported by the Corporation in its most recent report filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which sets forth the number of shares of common stock of the Corporation outstanding as of a specified date, or, if the Corporation ceases to file reports pursuant to the Exchange Act, the number of shares of outstanding common stock set forth in any report, communication or financial statement sent by the Corporation to the holders of record of its capital stock.

         (c) No person who owns Excess Shares shall have voting rights with respect to Excess Shares. Excess Shares may be counted when determining whether a quorum exists for the transaction of business at a meeting of shareholders. Excess Shares may be voted




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                  following their transfer to another person who is not the
                  beneficial owner of seven percent (7%) or more the Corporation's capital stock.

         (d) The Corporation shall have the right, but not the obligation, upon written notice to a person owning Excess Shares, to redeem Excess Shares at a redemption price equal to the market value of the Excess Shares, as determined in accordance with Minnesota Business Corporation Act Section 302A.011, Subd. 50, on the date the Corporation mails such notice of redemption to the beneficial owner of the Excess Shares. Such right of redemption shall be exercised by the Corporation by giving notice in writing to the beneficial owner at the address of the beneficial owner as the same appears in the records of the Corporation or its transfer agent not later than the sixtieth
                  (60th) day following the Corporation's receipt of notice of a person's ownership of Excess Shares. If the Corporation shall give notice to a person of its intention to redeem Excess Shares, the beneficial owner of the Excess Shares shall tender such shares to the Corporation, or its transfer agent, duly endorsed for transfer, not later than twenty (20) days following the date of such notice. Unless the Corporation is required by MBCA Section 302A.533, Subd. 3, to obtain shareholder approval for such redemption, the Corporation shall pay such redemption price of the Excess Shares to such shareholder, without interest, within twenty (20) days after receipt of the tender of such shares. If the Corporation is required, pursuant to MBCA Section 302A.533, Subd. 3 to obtain approval from its shareholders for such redemption, the Corporation shall notify the beneficial owner of the Excess Shares and, as a condition to such redemption, must obtain approval of the shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at the Corporation's next regular meeting or at any special meeting of shareholders, in which event such beneficial owner of Excess Shares shall not be obligated to tender the Excess Shares until such person has been notified by the Corporation that the redemption has been approved by the shareholders. Promptly upon receipt of notice of approval of redemption of the Excess Shares, the beneficial owner of the Excess Shares shall tender such shares to the Corporation, duly endorsed for transfer and, not later than twenty (20) days thereafter, the Corporation shall pay the redemption price to such tendering owner, without interest.

         (e) "Excess Shares" shall not include any capital stock authorized by the Board of Directors issued by the Corporation to persons in a transaction without shareholder approval ("Board-approved


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                  Transaction"), or any capital stock issued by the Corporation to persons in a transaction approved by the holders of a majority of the voting power of all classes of shares entitled to vote at a shareholders' meeting ("Shareholder-approved Transaction"); provided, however, that such shares may constitute Excess Shares subject to this Section 2 when transferred by the beneficial owners thereof following a Board-approved Transaction or a Shareholder-approved Transaction, to persons who, as a result of such transfers, would own more than seven percent (7%) of the Corporation's capital stock.











































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                              NEW ULM TELECOM, INC.

                       RESTATED ARTICLES OF INCORPORATION
                           (EFFECTIVE AUGUST 13, 2003)

                                    Article I

                  The name of this corporation shall be NEW ULM TELECOM, INC.

                                   Article II

                  The principal place of business and registered address of this corporation is 27 North Minnesota Street, City of New Ulm, Brown County, Minnesota.

                                   Article III

                  Section 1. The total authorized shares of all classes which the Corporation shall have authority to issue is 100,000,000, consisting of: 10,000,000 shares of preferred stock of the par value of One Dollar and Sixty-Six Cents ($1.66) per share (hereinafter the "preferred shares"); and 90,000,000 shares of common stock of the par value of One Dollar and Sixty-Six Cents ($1.66) per share (hereinafter the "common shares").

                  (a) The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors" or "Board") may, from time to time, establish by resolution, different classes or series of preferred shares and may fix the rights and preferences of said shares in any class or series. Specifically, preferred shares of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares as shall be fixed by resolution of the Board of Directors prior to the issuance thereof. Each such series of preferred shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of preferred shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board.

         (b) Except as provided or required by law, or as provided in the resolution or





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         resolutions of the Board of Directors creating any series of preferred shares, the common shares shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Unless otherwise provided by resolution or resolutions of the Board of Directors, each holder of common shares shall be entitled to one vote for each share held.

         (c) The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares

                  Section 2. No individual shareholder, partnership, corporation or fiduciary shall own either in their, his or her own right or jointly with another party more than (7%) of the outstanding capital stock of the corporation. This restriction as to ownership shall not apply to any stock acquired by the Company.

                  Section 3. It shall require a two-thirds (2/3rds) majority vote of the outstanding capital stock of the corporation to amend
         Section 2 of this Article III.

                  Section 4. No transfer of stock shall be permitted if the result of such sale is ownership of less than thirty (30) shares of stock by the transferee or transferor except than any stockholder presently owning less than thirty (30) shares shall be permitted to transfer the same in total. No transfer of stock shall be permitted which results in the ownership of fractional shares.

                                   Article IV

                  The government of said corporation for the management of its affairs, shall be vested in a Board of (9), who shall be stockholders. The number of directors will be reduced to eight (8) at the Annual Meeting in 2001 and reduced to seven (7) at the Annual Meeting in 2002 and shall thereafter remain at seven, unless and until this Article is amended. The directors shall be elected to office at the Annual Meeting of the Shareholders of the corporation to be held in New Ulm, Minnesota, or at such other place as designated by a Resolution of the Board of Directors during the month of May in each year.

                  Each director shall be elected to office for a term of three
         (3) years and shall continue to serve until the director's successor has been duly elected and qualified. Any vacancy that may occur shall be filled by appointment by the Board until the next Annual Meeting at which time a director will be elected by the stockholders to fill the un-expired term.



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                  Any action required or permitted to be taken at a meeting of the Board of Directors, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

                                    Article V

                  A director of the corporation shall not be personally liable to the corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director for:

                  a. A breach of the director's duty of loyalty to the corporation or its stockholders;

                  b. Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

                  c. Acts prohibited under Minnesota Statutes Section 300.60, and 300.64, subd. 1, 2 or 3;

                  d. A transaction from which the director derived an improper personal benefit; or

                  e. An act or omission occurring prior to the date when the provision in the certificate eliminating or limiting liability becomes effective.

                                   Article VI

                  The holders of shares of the Corporation shall have no pre-emptive right to purchase, subscribe or otherwise acquire any new or additional securities of the Corporation, or any options or warrants to purchase, subscribe or otherwise acquire any such new or additional securities before the Corporation may offer them to other persons.




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